UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2007

BLACK TUSK MINERALS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52372

(Commission File Number)

20-3366333

(IRS Employer Identification No.)

408 - 1199 West Pender Street Vancouver, BC V6E 2R1

(Address of principal executive offices and Zip Code)

(604) 689-3443

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 13, 2007, Black Tusk Minerals Inc. (“Black Tusk”) entered into a term sheet (the “Term Sheet”) with Leonard Raymond De Melt, an individual, and Marlene Ore Lamilla, an individual, detailing the principal terms of Black Tusk’s acquisition of certain mining concessions, which are or will be subject to 1% net smelter royalty granted to Leonard Raymond De Melt, located in the District of Huanza, Province of Huarochiri, Department of Lima (the “Concessions”) owned by Marlene Ore Lamilla (the “Acquisition”).

It is anticipated that Black Tusk will cause the formation of a Peruvian subsidiary in which to acquire the Concessions (“Buyer Holdco”). The Concessions will be acquired by Buyer Holdco pursuant to a to-be-negotiated Transfer of Mining Concessions Agreement between Marlene Ore Lamilla and Buyer Holdco. In consideration for the sale and transfer of the Concessions, Black Tusk will issue an aggregate of 10,000,000 common shares of Black Tusk to Ms. Lamilla and her nominees, including Mr. De Melt. Buyer Holdco, Black Tusk, Leonard Raymond De Melt and Marlene Ore Lamilla will also enter into a Master Purchase Agreement containing terms related to the issuance of the foregoing common shares, as well as other customary provisions.

We have agreed to work in good faith with Leonard Raymond De Melt and Marlene Ore Lamilla to finalize the terms of the definitive agreements relating to the Acquisition.

Due to conditions precedent to closing, including completion of due diligence by us, and the risk that the conditions precedent will not be satisfied, there is no assurance that we will complete the transactions contemplated by the Term Sheet or close the Acquisition.

Item 9.01	Financial Statements and Exhibits.

Exhibits

9.1	Term Sheet, dated August 13, 2007, by and among Black Tusk Minerals Inc., Leonard Raymond De Melt and Marlene Ore Lamilla

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK TUSK MINERALS INC. By: /s/ Kurt Bordian __________________________________ Kurt Bordian Director, Secretary and Treasurer August 14, 2007